Exhibit 99.1

Horizon Technology Finance Announces
Second Quarter 2018 Financial Results

Grows Portfolio and Committed Backlog; Achieves Loan Portfolio Yield of 15.3%

FARMINGTON, Conn., July 31, 2018 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•	Earned net investment income of $3.3 million, or $0.29 per share, for the quarter
•	Net asset value equaled $133.8 million, or $11.60 per share, at quarter end
•	Funded $33.6 million in loans to seven companies
•	Achieved an annualized portfolio yield on debt investments of 15.3% for the quarter
•	Ended the quarter with an investment portfolio of $226.5 million
•	Experienced liquidity events from three portfolio companies
•	Total liquidity as of June 30, 2018 was $31.4 million
•	Floating rate loans comprised 99% of the outstanding principal of the loan portfolio, at quarter end
•	At quarter end, held a portfolio of warrant and equity positions in 77 portfolio companies
•	Asset coverage for borrowed amounts of 227% as of June 30, 2018
•	Declared distributions of $0.10 per share payable in each of October, November and December 2018, increasing cumulative declared distributions to $11.12 per share since going public in 2010
•	In June, established Horizon Secured Loan Fund I LLC, a joint venture with Arena Investors, and secured initial $100 million debt commitment from U.S. based insurance company

“During the second quarter, we grew our portfolio and committed backlog, while achieving a loan portfolio yield of 15.3%,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We also took steps to expand our venture lending brand and enhance growth opportunities with the establishment of our new joint venture, which made its first investment during the second quarter.”

Mr. Pomeroy continued, “As we progress through the remainder of the year, we believe we remain well positioned to capitalize on strong demand for our venture debt products as we continue to provide growth capital to innovative companies in our core markets. Our priority continues to be growing our portfolio and earnings power with a focus on credit quality and providing shareholders with distributions and upside potential from our warrant and equity positions.”

Operating Results

Total investment income was $7.3 million for the three months ended June 30, 2018, as compared to $5.9 million for the three months ended June 30, 2017. The year-over-year increase in total investment income is primarily due to higher interest income on investments resulting from the larger average size of the loan portfolio and an increase in the London InterBank Offered Rate. For the six months ended June 30, 2018 and 2017, total investment income was $14.5 million and $12.8 million, respectively.

The Company’s dollar-weighted annualized yield on average debt investments for the three months ended June 30, 2018 and 2017 was 15.3% and 14.7%, respectively. Horizon's dollar-weighted annualized yield on average debt investments for the six months ended June 30, 2018 and 2017 was 14.8% and 15.1%, respectively.

The Company calculates the yield on dollar-weighted average debt investments for any period measured as (1) total investment income during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total net expenses for the three months ended June 30, 2018 were $4.0 million, as compared to $3.1 million for the three months ended June 30, 2017. Interest expense increased year-over-year primarily due to an increase in average borrowings. Base management fee increased year-over-year primarily due to an increase in the average size of the investment portfolio. For the three months ended June 30, 2018, incentive fee expense was $0.8 million, as compared to $0.4 million for the three months ended June 30, 2017. During the three months ended June 30, 2018, our Advisor waived performance based incentive fees of $0.2 million which resulted in $0.2 million of reduced expense and additional net investment income for the three months ended June 30, 2018. The incentive fee on pre-incentive fee net investment income was subject to the incentive fee cap and deferral mechanism under the Investment Management Agreement, which resulted in $0.2 million of reduced expense and additional net investment income for the three months ended June 30, 2017.

Net investment income for the three months ended June 30, 2018 was $3.3 million, or $0.29 per share, as compared to $2.8 million, or $0.24 per share, for the three months ended June 30, 2017. For the six months ended June 30, 2018 and 2017 net investment income totaled $6.5 million, or $0.56 per share, and $6.1 million, or $0.53 per share, respectively.

For the three months ended June 30, 2018, the net realized loss on investments was $0.2 million, or $0.01 per share, as compared to net realized gain on investments of $0.2 million, or $0.02 per share, for the three months ended June 30, 2017. For the six months ended June 30, 2018 and 2017, the net realized loss on investments was $0.3 million, or $0.03 per share, and $10.7 million, or $0.93 per share, respectively.

For the three months ended June 30, 2018, the net unrealized depreciation on investments was $0.2 million, or $0.02 per share, as compared to net unrealized depreciation on investments of $2.2 million, or $0.19 per share, for the three months ended June 30, 2017. For the six months ended June 30, 2018, net unrealized depreciation on investments was $0.7 million, or $0.05 per share, as compared to net unrealized appreciation on investments of $8.9 million, or $0.78 per share, for the six months ended June 30, 2017.

Portfolio Summary and Investment Activity

As of June 30, 2018, the Company’s debt portfolio consisted of 33 secured loans with an aggregate fair value of $203.5 million. In addition, the Company’s total warrant, equity and other investments in 81 portfolio companies had an aggregate fair value of $18.9 million as of June 30, 2018. Total portfolio investment activity as of and for the three and six months ended June 30, 2018 and 2017 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Beginning portfolio	$211,905	$180,114	$222,099	$194,003
New debt investments	29,484	22,074	40,525	47,990
Less refinanced debt investments	—	—	(2,479)	—
Net new debt investments	29,484	22,074	38,046	47,990
Investment in controlled affiliate investments	4,069	—	4,069	—
Principal payments received on investments	(5,178)	(8,441)	(13,977)	(20,332)
Early pay-offs	(13,584)	(12,308)	(20,325)	(39,517)
Accretion of debt investment fees	571	433	1,081	938
New debt investment fees	(314)	(420)	(1,509)	(690)
New equity	225	—	1,016	—
Proceeds from sale of investments	(351)	(346)	(3,066)	(1,572)
Net realized (loss) gain on investments	(153)	175	(302)	(10,670)
Net unrealized (depreciation) appreciation on investments	(207)	(2,197)	(665)	8,934
Ending portfolio	$226,467	$179,084	$226,467	$179,084

Net Asset Value

At June 30, 2018, the Company’s net assets were $133.8 million, or $11.60 per share, as compared to $136.8 million, or $11.87 per share, as of June 30, 2017, and $135.1 million, or $11.72 per share, as of December 31, 2017.

For the three months ended June 30, 2018, the net increase in net assets resulting from operations was $2.9 million, or $0.25 per share, compared to a net increase in net assets of $0.7 million, or $0.06 per share, for the three months ended June 30, 2017.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2018 and December 31, 2017:

($ in thousands)	June 30, 2018			December 31, 2017
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments

Credit Rating
4	4	$19,685	9.7%	4	$18,701	9.2%
3	25	166,317	81.7	25	176,560	86.6
2	4	17,457	8.6	3	5,632	2.8
1	—	—	—	1	2,900	1.4
Total	33	$203,459	100.0%	33	$203,793	100.0%

As of June 30, 2018 and December 31, 2017, Horizon’s loan portfolio had a weighted average credit rating of 3.0, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and high degree of risk of loss of principal. As of June 30, 2018, there were no debt investments with an internal credit rating of 1. As of December 31, 2017, there was one debt investment with an internal credit rating of 1, with a cost of $3.0 million and a fair value of $2.9 million.

Liquidity Events

During the quarter ended June 30, 2018, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, NinePoint Medical, Inc. ("NinePoint") prepaid the outstanding principal balance of $4.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants and a success fee in NinePoint.

In May, MediaBrix, Inc. ("MediaBrix"), in connection with its sale, prepaid the outstanding principal balance of $3.3 million on its venture loan, plus interest and end-of-term payment. Horizon also received a success fee in the form of stock of MediaBrix's acquirer.

In May, SilkRoad Technology, Inc. prepaid the outstanding principal balance of $6.3 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

Liquidity and Capital Resources

As of June 30, 2018, the Company had $31.4 million in available liquidity, including $10.8 million in cash and $20.6 million in funds available under existing credit facility commitments.

At June 30, 2018, there was $68.0 million outstanding principal balance under the $100.0 million revolving credit facility (the “Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

On April 6, 2018, the Company amended the Key Facility to increase the aggregate commitments to $100.0 million and extend the revolving period to April 6, 2021 and the maturity date to April 6, 2023.

As of June 30, 2018, the Company’s debt to equity leverage ratio was 79%, and the asset coverage ratio for borrowed amounts was 227%.

Joint Venture

Horizon and Arena Investors, a global investment firm, established a joint venture, Horizon Secured Loan Fund I LLC (“HSLFI”) which is owned and controlled by them on an equal basis.

Each of Horizon and Arena has initially committed to provide up to $25 million of equity to the joint venture, and collectively intend to contribute equity capital, in the aggregate, of up to $100 million. In order to enhance HSLFI's capacity to pursue attractive origination activities, a large U.S. based insurance company ("Lender") has provided an initial $100 million senior secured debt commitment, which may be increased to $200 million with the mutual agreement of HSLFI and the Lender.

Stock Repurchase Program

On April 27, 2018, the Company’s board of directors extended the Company's previously authorized stock repurchase program until the earlier of June 30, 2019 or the repurchase of $5.0 million of the Company's common stock. During the three and six months ended June 30, 2018, the Company did not make any repurchases of its common stock. From the inception of the stock repurchase program through June 30, 2018, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in Third Quarter 2018

On July 27, 2018, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of October, November and December 2018. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
September 17, 2018	September 18, 2018	October 16, 2018	$0.10
October 17, 2018	October 18, 2018	November 15, 2018	$0.10
November 16, 2018	November 19, 2018	December 14, 2018	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning $0.29 per share for the quarter, the Company’s undistributed spillover income as of June 30, 2018 was $0.05 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, August 1, 2018, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 6346648.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through August 3, 2018. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 6346648. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Leon Berman
(860) 674-9977	(212) 477-8438
dtrolio@horizontechfinance.com	lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30, 2018	December 31, 2017

Assets
Non-affiliate investments at fair value (cost of $216,364 and $219,303, respectively)	$215,102	$218,600
Non-controlled affiliate investments at fair value (cost of $7,677 and $3,774, respectively)	7,296	3,499
Controlled affiliate investments at fair value (cost of $4,069 and $0, respectively)	4,069	—
Total investments at fair value (cost of $228,110 and $223,077, respectively)	226,467	222,099
Cash	10,840	6,594
Interest receivable	4,053	3,986
Other assets	1,966	1,467
Total assets	$243,326	$234,146

Liabilities
Borrowings	$104,214	$94,075
Distributions payable	3,458	3,456
Base management fee payable	387	379
Incentive fee payable	823	541
Other accrued expenses	673	620
Total liabilities	109,555	99,071

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,695,229 and 11,687,871 shares issued and 11,527,764 and 11,520,406 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	12	12
Paid-in capital in excess of par	179,720	179,641
Distributions in excess of net investment income	(2,314)	(1,898)
Net unrealized depreciation on investments	(1,643)	(978)
Net realized loss on investments	(42,004)	(41,702)
Total net assets	133,771	135,075
Total liabilities and net assets	$243,326	$234,146
Net asset value per common share	$11.60	$11.72

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Investment income
Interest income on investments
Interest income on non-affiliate investments	$6,675	$5,418	$13,290	$11,697
Interest income on non-controlled affiliate investments	198	—	336	—
Total interest income on investments	6,873	5,418	13,626	11,697
Fee income
Prepayment fee income on non-affiliate investments	175	327	312	788
Fee income on non-affiliate investments	265	133	550	356
Total investment income	7,313	5,878	14,488	12,841
Expenses
Interest expense	1,451	1,084	2,935	2,401
Base management fee	1,088	888	2,202	1,862
Performance based incentive fee	982	405	1,527	836
Administrative fee	171	187	354	381
Professional fees	263	324	708	830
General and administrative	227	236	421	410
Total expenses	4,182	3,124	8,147	6,720
Performance based incentive fee waived	(159)	—	(159)	—
Net expenses	4,023	3,124	7,988	6,720
Net investment income	3,290	2,754	6,500	6,121

Net realized and unrealized loss on investments
Net realized (loss) gain on non-affiliate investments	(153)	176	(302)	(10,670)
Net realized (loss) gain on investments	(153)	176	(302)	(10,670)
Net unrealized (depreciation) appreciation on non-affiliate investments	(227)	(2,197)	(560)	8,934
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	20	—	(105)	—
Net unrealized (depreciation) appreciation on investments	(207)	(2,197)	(665)	8,934
Net realized and unrealized loss on investments	(360)	(2,021)	(967)	(1,736)

Net increase in net assets resulting from operations	$2,930	$733	$5,533	$4,385
Net investment income per common share	$0.29	$0.24	$0.56	$0.53
Net increase in net assets per common share	$0.25	$0.06	$0.48	$0.38
Distributions declared per share	$0.30	$0.30	$0.60	$0.60
Weighted average shares outstanding	11,525,874	11,517,271	11,524,024	11,515,074